UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. _____)

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MTS SYSTEMS CORPORATION
(Name of Registrant as Specified in Its Charter)

__________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE
PROXY STATEMENT DATED DECEMBER 28, 2010
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 9, 2011

January 25, 2011

On November 23, 2010, the Board of Directors of MTS Systems Corporation (the “Company”), approved the MTS Systems Corporation 2011 Stock Incentive Plan (the “Plan”), subject to shareholder approval.  On or about December 28, 2010, the Company made available a proxy statement (the “Proxy Statement”) to its shareholders describing the matters to be voted on at the Annual Meeting of Shareholders to be held on February 9, 2011, including a proposal to approve the Plan.

After mailing the proxy statement, the Company was informed by Institutional Shareholder Services (“ISS”) that the Plan received an unfavorable rating due to certain language in the Plan that ISS interprets as suggesting that the Plan permits the cancellation of outstanding awards for cash without shareholder approval.  As a result, ISS recommended a vote “AGAINST” the proposal to approve the Plan.

Though the Company disagrees with this interpretation, and the Company has not previously, and does not plan to cancel outstanding awards for cash without shareholder approval, the Company considered ISS’s report and decided that the Company should amend the Plan to clarify that Stock Incentives (as defined in the Plan) may not be surrendered for cash or other equity in the Company without shareholder approval.  Accordingly, on January 24, 2011, the Board of Directors of the Company, upon recommendation from the Compensation Committee, approved an amendment to the provision in the Plan that prohibited repricing to address ISS’s concern by replacing Section 7.1(a) of the Plan with the following language:

“The Committee, in its absolute discretion, shall grant Stock Incentives under this Plan from time to time and shall have the right to grant new Stock Incentives in exchange for outstanding Stock Incentives; provided, however, the Committee shall not have the right to: (i) lower the Exercise Price of an existing Option; (ii) take any action which would be treated as a “repricing” under generally accepted accounting principles; or (iii) cancel an existing Option at a time when its Exercise Price exceeds the fair market value of the underlying stock subject to such Option in exchange for another Stock Incentive, including cash or other equity in the Company (except as provided in Sections 3.4, 10 and 11).”

The Plan, as amended, will be presented for shareholder approval at the Company’s Annual Meeting of Shareholders to be held on February 9, 2011.

A copy of the Plan, as amended, is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on January 25, 2011 with the Securities and Exchange Commission (“SEC”).  Shareholders may obtain, free of charge, a copy of such Current Report on Form 8-K and the Plan, as amended, at the SEC’s website, www.sec.gov.

Any vote “FOR” or “AGAINST” the Plan proposal using the proxy card previously made available by the Company to the shareholders of record of the Company or the voting instruction card made available to the beneficial owners by their broker, bank or another nominee will be counted as a vote “FOR” or “AGAINST” the Plan, as amended.  If any shareholder has already returned his or her properly executed proxy card or voted via the Internet or by telephone and would like to change his or her vote on any matter, such shareholder may revoke his or her proxy before it is voted at the Annual Meeting of Shareholders by submission of a proxy bearing a later date via the Internet, by telephone, by mail or by attending the Annual Meeting in person and casting a ballot or as otherwise described in the Company’s proxy statement. If any shareholder would like a new proxy or has any questions, he or she should contact Michael Hoff, Assistant Corporate Secretary, 14000 Technology Drive, Eden Prairie, Minnesota 55344, at (952) 937-4427, or at michael.hoff@mts.com.

This Supplement to the Proxy Statement is first being released to shareholders on or about January 25, 2011, and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.

By Order of the Board of Directors,

/s/ Bruce W. Mooty
Bruce W. Mooty
Secretary

January 25, 2011